Exhibit 99.1
NOG Announces Borrowing Base Increase
Northern Oil and Gas, Inc. (NYSE: NOG) (the “Company” or “NOG”) today announced the completion of its semi-annual borrowing base redetermination under its reserves-based revolving credit facility. The borrowing base under the facility was increased from $1.3 billion to $1.6 billion, and NOG has chosen to increase the elected commitment amount from $850.0 million to $1.0 billion. Wells Fargo Bank, as administrative agent, and the syndicate of 14 lenders unanimously approved the increases on November 10, 2022.
ABOUT NOG
NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about Northern Oil and Gas, Inc. can be found at www.northernoil.com.
Investor Relations
(952) 476-9800
ir@northernoil.com
Source: Northern Oil and Gas, Inc.